Exhibit 10.1
AMENDMENT LETTER
From:    MGM CHINA HOLDINGS LIMITED as Company
To:    BANK OF AMERICA, N.A., as Facility Agent
Attention:        Wynnie Lam
26 June 2023
Dear Sir or Madam
MGM CHINA HOLDINGS LIMITED (the "Company") – HK$9,750,000,000 revolving credit facility agreement dated 12 August 2019 between, among others, the Company and Bank of America, N.A., as facility agent (the "Facility Agent") (the "Original Facility Agreement", and as amended, supplemented and/or restated from time to time, the "Facility Agreement")
1INTRODUCTION
(a)We refer to:
(i)the Facility Agreement; and
(ii)the amendment request letter dated 24 May 2023 issued by the Company to the Facility Agent (the Amendment Request Letter).
(b)Terms defined in the Facility Agreement and the Amendment Request Letter have, unless otherwise defined in this letter, the same meaning when used in this letter.
2SPECIFIC AMENDMENTS
(a)The Borrower requests that the proposed amendments to the Original Facility Agreement more particularly described in Schedule 1 (Amendments) to this letter (the Specific Amendments) shall be effected by exchange of this letter with the Facility Agent (for itself and on behalf of the other Finance Parties).
(b)Accordingly, the Specific Amendments will take effect on and from the date (the Amendment Effective Date) on which the Facility Agent countersigns this letter (for itself and on behalf of the other Finance Parties) without the parties’ entry into any further formal documentation.
3EFFECT OF THE SPECIFIC AMENDMENTS
(a)The Facility Agreement and all other Finance Documents shall remain in full force and effect save for the Specific Amendments effected pursuant to this letter.
(b)With effect from the Amendment Effective Date:
(i)the Original Facility Agreement shall be read and construed as one document with this letter; and
(ii)all references to the Finance Documents in each Finance Document shall be read and construed as including this letter such that all references to the Facility Agreement therein shall be read and construed as references to the Original Facility Agreement as amended and supplemented from time to time, including as amended and supplemented by this letter.
4REPRESENTATIONS
The Company makes the Repeating Representations on the date of this letter and on the Amendment Effective Date by reference to the facts and circumstances then existing and as if all references therein to the Original Facility Agreement and to the Finance Documents included

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this letter and, on the Amendment Effective Date, the Original Facility Agreement as amended by this letter.
5MISCELLANEOUS
(a)Each of this letter and the Facility Agreement (as amended by this letter with effect from the Amendment Effective Date) is a Finance Document.
(b)This letter and any non-contractual obligations arising out of or in connection with it are governed by English law. Clause 37 (Enforcement) of the Facility Agreement shall apply in respect of any dispute arising out of or in connection with this letter or any non-contractual obligation arising out of or in connection with this letter as if clause 37 (Enforcement) of the Facility Agreement were set out in full in this letter except that references to “Finance Document” or “Finance Documents” are to be construed as references to this letter.
(c)This letter may be executed in any number of counterparts which when taken together shall be deemed to constitute one and the same letter.
Yours faithfully,

For
MGM CHINA HOLDINGS LIMITED

On counterpart
We confirm that we have received the Lenders’ consent to effect the Specific Amendments in accordance with the terms of this letter and the Specific Amendments will accordingly become effective on and from the Amendment Effective Date.
BANK OF AMERICA, N.A., as Facility Agent (for itself and the other Finance Parties)

Amendment Effective Date: 30 June 2023

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SCHEDULE 1
AMENDMENTS
With effect from the Amendment Effective Date, the terms of the Original Facility Agreement shall be amended as follows:
1.the definitions of Concession Contract, Final Maturity Date, Gaming License and Performance Bond in clause 1.1 (Definitions) of the Original Facility Agreement shall be deleted in their entirety and replaced with the following:
“Concession Contract means:
(a)the Macau Land Concession Contract;
(b)any Gaming License; and
(c)the Cotai Land Concession Contract.
Final Maturity Date means 15 May 2026
Gaming License means the license, concession or other authorisation from any Governmental Agency which authorises, permits, concedes or allows the Company or any of its Subsidiaries, at the relevant time, to own or manage casino or gaming areas or operate casino games of fortune or chance.
Performance Bond means any guarantee required under a Gaming License or similar requirements of any Governmental Agency in relation to the conduct of the business of any member of the Group, including in connection with any tender or bid for a Gaming License.”
2.the definition of Sub-concession Contract in clause 1.1 (Definitions) of the Original Facility Agreement shall be deleted in its entirety.
3.paragraph (c) of clause 9.1 (Selection – Loans) of the Original Facility Agreement shall be deleted in its entirety and replaced with the following:
“(c)    Each Term for a Loan will be one week, one month, two months, three months, six months, any other period shorter than six months agreed by the Company and the Facility Agent or any other period agreed by the Company and all the Lenders which have (or will have) a share in that Loan.”
4.the following new paragraph (e) shall be added to the definition of Total Debt in clause 17.1 (Financial covenant definitions) of the Original Facility Agreement:
“Total Debt means, at any time, the aggregate principal amount of all Financial Indebtedness of the Group other than:
…
(e)    any Financial Indebtedness that is subordinated and subject in right of payment to the prior payment in full of all amounts owing under the Finance Documents (including the US$750,000,000 subordinated unsecured revolving credit facility made available by MGM Resorts International to the Company pursuant to a facility agreement dated 10 November 2022 and entered into between the Company as borrower and MGM Resorts

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International as lender as described in the announcement of the Company dated 11 November 2022).”
5.clause 17.3 (Leverage Ratio) of the Original Facility Agreement shall be deleted in its entirety and replaced with the following:
    “17.3    Leverage Ratio
The Company must ensure that, on each Accounting Date set out in the column entitled ‘Accounting Date’ in the table below, the Leverage Ratio does not exceed the ratio set out opposite the relevant Accounting Date in the column entitled ‘Leverage Ratio’ (if any) in the table below:

Accounting Date	Leverage Ratio
Each Accounting Date commencing from and including 31 March 2023 up to and including 31 December 2024	Not applicable
31 March 2025	5.50:1.00
30 June 2025	5.25:1.00
30 September 2025	5.00:1.00
31 December 2025	4.75:1.00
31 March 2026	4.50:1.00”
6.clause 17.4 (Interest Coverage Ratio) of the Original Facility Agreement shall be deleted in its entirety and replaced with the following:
“17.4    Interest Coverage Ratio
The Company must ensure that on each Accounting Date set out in the column entitled ‘Accounting Date’ in the table below, the Interest Coverage Ratio is not less than the ratio set out opposite the relevant Accounting Date in the column entitled ‘Interest Coverage Ratio’ in the table below:

Accounting Date	Interest Coverage Ratio
Each Accounting Date commencing from and including 31 March 2023 up to and including 31 December 2024	Not applicable
Each Accounting Date occurring on and after 31 March 2025	2.50:1.00”

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